Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-206557
Dated January 11, 2016
(To Preliminary Prospectus dated January 11, 2016)

Free Writing Prospectus

Advanced Inhalation Therapies (AIT) Ltd. Company Presentation

This free writing prospectus relates to the proposed public offering of units, each unit consisting consists of two ordinary shares and three warrants to purchase one ordinary share of Advanced Inhalation Therapies (AIT) Ltd (the "Company"), all of which are being registered on a Registration Statement on Form F-1 (No. 333-206557) (the "Registration Statement"). This free writing prospectus should be read together with the preliminary prospectus dated January 11, 2016 included in that Registration Statement, which can be accessed through the following link:

http://www.sec.gov/Archives/edgar/data/1602294/000114420416075017/v428308_f1a.htm

The Company has filed a registration statement (including a preliminary prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus in that registration statement (including the risk factors described therein) and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Joseph Gunnar & Co., LLC at 212-440-9600.

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Advanced Inhalation Therapies Ltd. 2

Forward Looking Statement This presentation is for informational purposes only . This presentation shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities of Advanced Inhalation Therapies, Ltd . (the “Company”) nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction . This presentation includes statements that are, or may be deemed, ‘‘forward - looking statements . ’’ In some cases, these forward - looking statements can be identified by the use of forward - looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately,” potential” or, in each case, their negative or other variations thereon or comparable terminology, although not all forward - looking statements contain these words . They appear in a number of places throughout this presentation and include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, the patient market size and market adoption of our products by physicians and patients, the timing and cost of clinical trials for our products or whether such trials will be conducted at all, completion and receiving favorable results of clinical trials for our products, the development and approval of the use of nitric oxide for additional indications, the use of the proceeds from this offering, FDA approval of, or other regulatory action with respect to, the timing, cost or other aspects of the commercial launch of our products and the commercial launch and future sales of our products or any other future products or product candidates . By their nature, forward - looking statements involve risks and uncertainties because they relate to events, competitive dynamics, and healthcare, regulatory and scientific developments and depend on the economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated or at all . Although we believe that we have a reasonable basis for each forward - looking statement contained in this presentation, we caution you that forward - looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward looking statements contained in this presentation . 3

Free Writing Prospectus In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate are consistent with the forward - looking statements contained in this presentation, they may not be predictive of results or developments in future periods . Any forward - looking statements that we make in this presentation speak only as of the date of such statement, and we undertake no obligation to update such statements to reflect events or circumstances after the date of this presentation or to reflect occurrence of anticipated events . This presentation highlights basic information about the Company and the offering . Because it is a summary, it does not contain all of the information that you should consider before investing . This offering may only be made by means of a prospectus . We have filed a registration statement on Form F - 1 (including a preliminary prospectus) with the U . S . Securities and Exchange Commission (the “SEC”) for the offering to which this presentation relates . The registration statement has not yet become effective . Before you invest, you should read the preliminary prospectus in the registration statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about the Company and the offering . You should also read carefully the factors described in the “Risk Factors” section and other parts of any offering prospectus we may in the future distribute, in order to better understand the risks and uncertainties inherent in our business and underlying any forward - looking statements . You may get these documents for free by visiting EDGAR on the SEC website at http : // www . sec . gov / . The preliminary prospectus, dated January 11 , 2016 , is available on the SEC website at http : // www . sec . gov . Alternatively, the Company or any underwriter participating in the offering will arrange to send you the prospectus if you contact : Joseph Gunnar & Co . , LLC . , Prospectus Department, 30 Broad Street, 11 th Floor, New York, NY, 10004 , telephone : 212 - 440 - 9600 or email : prospectus@jgunnar . com 4

Offering Summary Securities Offered Units, e ach Unit consisting of 2 Ordinary Shares and 3 Warrants, each Warrant to purchase 1 Ordinary Share Listing NASDAQ Capital Market: AITPU – Units AITP – Ordinary Shares AITPW – Warrants Proposed Offering Size 675,000 Units (with 15% Over - allotment Option) Use of Proceeds Completing necessary preparations and conducting the following: - Phase 2b study for NOxBR TM - Phase 2b study and initiating a Phase 3 clinical study for NOxCF TM - Phase 2 study for NOxPN TM for the treatment of pneumonia - Phase 2 study for NOxAST TM for the treatment of asthma - Developing NOxSysBS TM for hospital use Exercising our option to acquire the Pulmonox patents Working capital and general corporate purposes, and possible in - licensing of additional product candidates Sole Book - Runner Joseph Gunnar & Co. Issuer Advanced Inhalation Therapies (AIT) Ltd . 5

Investment Highlights Biopharmaceutical company developing novel, high concentration (160 ppm) inhaled Nitric Oxide (NO) platform with potential to eliminate microbial infections in lower respiratory tract 1 Successfully completed Phase 2a studies for bronchiolitis, mainly caused by respiratory syncytial virus (RSV ) and cystic fibrosis (CF) Orphan Drug Designation obtained in US and EU for CF Clinical trials planned ▪ Phase 2b in RSV and CF ▪ Phase 2a in pneumonia and asthma NO Supply agreement with Praxair for clinical trials Robust IP with 19 issued patents and 18 patent applications Management team experienced in clinical development NO therapies 2 3 4 5 6 7 6

Valuation Comparables

Nitric Oxide	RSV	CF
▪ **Mallinckrodt** Pharmaceuticals acquired Ikaria for **$2.3B** (March 2015) ▪ **Adempas®** (riociguat) developed by **Bayer** for chronic pulmonary hypertension projected sales of **$500M** in 2015 ▪ **Viagra®** (sildenafil) developed by Pfizer for erectile dysfunction with **$2B** annual sales	▪ **J&J** acquired **Alios** Pharma for **$1.75B** in Nov. 2014, antiviral therapy in Phase 2 for RSV ▪ **Novavax**, RSV vaccine candidate with Phase 1 & 2 trials completed, **$1.9B** Market Cap ▪ **Synagis®** (palivizumab) RSV vaccine by AstraZeneca with **$900M** in 2014 annual sales	▪ **Vertex** Pharmaceuticals, 2 approved therapies for CF and 3 clinical trials underway, **$28.3B** Market Cap ▪ **Insmed**, Inc., Phase 3 stage treatment for CF, **$1.0B** Market Cap. ▪ **TOBI®** (tobramycin) antibiotics inhaler by **Novartis** with **$400M** in 2014 annual sales ▪ **Novoteris, LLC.**

Data as of January 8, 2016

The trademarks above are the property of their respective owners.

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Leadership Jerry Zeldis , MD Director Homi Shamir Director Ron Bentsur Executive Chairman Yossi Av - gay, PhD Co - Founder, Director, Chief Scientific Officer Racheli Vizman Chief Operating Officer Ali Ardakani Head of North America Amir Avniel Co - Founder, Director, President & CEO 8 David Greenberg, MD Co - Founder, Head Clinical Affairs

Scientific Advisory Richard Malley , MD Chair in Pediatric Infectious Diseases Harvard University John Clancy, MD Research Director, Division of Pulmonary Medicine Andrew Colin, MD Director of the Division of Pediatric Pulmonology Gidi Paret , MD Director of Department of Pediatric Intensive Care Asher Tal, MD Former Head of Pediatric Department Hannah Blau , MD Director of Pulmonology Clinic at CF Center Jerry Zeldis , MD Co - founder & CMO Celgene Hugh O’Brodovich , MD Pediatric Department Chair Stanford University 9

Accomplishments 2009 - 2011 Phase 1 Trial Conducted at University of British Columbia (UBC) May 2011 Company Inception January 2013 Phase 2a Bronchiolitis Trial Initiated December 2013 Phase 2a CF Trial Initiated April 2014 Phase 2a Bronchiolitis & CF Trials Completed March 2015 Praxair Supply Agreement August 2015 Board Expansion November 2011 IP/Phase 1 Trial Data Acquired from UBC October 2013 CareFusion Licensing Agreement September 2014 FDA Orphan Drug Designation for CF April 2015 EU Orphan Drug Designation for CF September 2015 Secured exclusive PulmoNOx IP 10

Novel 160 PPM Nitric Oxide Platform Proprietary three gas combination formula containing active, passive and carrier gases Designed to safely deliver 160 PPM therapeutic doses in an acute care setting ▪ Antimicrobial NO high dosage for respiratory indications ▪ Additional indications such as severe respiratory infections, vasodilation and lung cancer Three potential modes of action: antimicrobial, anti - inflammatory and vasodilation Integrated NO formulation delivery system with unique attributes • Proprietary safe dilution of NO with oxygen for higher ppm of NO • Positive flow **This picture is for Illustration only ** 11

Product Pipeline NOxCF Cystic Fibrosis (CF) *FDA and EMA Orphan Drug Designation granted Phase 2b to be completed in H2 2016 NOxBR Bronchiolitis (RSV) Phase 2b to be completed in H2 2017 NOxPN * Pneumonia Phase 2 to launch in H2 2016 NOxAST * Asthma Phase 2a trial to launch in 1H 2017 Product Indication Pre - clinical Phase 1 Phase 2 Phase 3 Timeline * Phase 1 performed on 10 healthy v olunteer with 160 ppm dose 12

Bronchiolitis (RSV) Overview ▪ Most common pediatric lower respiratory tract infection (LRTI) and leading cause of hospitalization in infants < 1 year >150,000 annual hospitalizations of patients <5 yrs old, ( despite Synagis ® vaccine for premature infants) $1.7B total hospital charges U.S. Pediatric RSV Market Represents 20% of infant hospitalizations & 18% of ER visits From 2013 American Academy of Pediatrics report; Statistics reflect 2009 data for children <5 years old in the US No drugs approved for RSV patients in hospital setting Standard of Care ▪ Oxygen support ▪ Hydration ▪ Inhalation with bronchodilators 13

Bronchiolitis (RSV) Phase 2 a Trial Completed ▪ Prospective, double - blind ▪ Randomized ▪ 43 patients (2 - 12 months) with bronchiolitis (mainly RSV) ▪ Single center at Soroka University Medical Center Design ▪ Treatment group: ▪ 160ppm NO/control 5x/day up to 5 days (N=21 ) ▪ Control Group: ▪ Supportive treatment (O ₂ ) (N=22) ▪ Followed by 3 follow up visits, after 2 & 3 weeks as well as 30 days post discharge Treatment Safety: ▪ Safety and tolerability ▪ MetHb levels ▪ Adverse events Efficacy : ▪ 92% saturation ▪ Length of hospital stay ▪ Disease severity (rate of clinical score improvement) ▪ Length of oxygen treatment Clinical Endpoints 14

RSV Phase 2 a : Time to Achieve O 2 Saturation of 92 % Mean time to achieve 92% saturation reduced by 24.14 hours in treatment group compared to control group Mean Time (hrs) to achieve 92 % Saturation, mITT and LOS> 24 hrs (N= 25 ) Mean Time to achieve 92% Saturation, mITT and LOS>36 hrs Severe Cases (N= 20 ) All Cases Mean Time (hours) P - value 0.032 (Median) 35.47 69.83 Mean Time (hours) P - value 0.0022 (Median) 40.20 82.03 15

RSV Phase 2a: Length of Stay (LOS) Significant differences in patients with >24 hours LOS ▪ 100 % of subjects in treatment group discharged within 75 hours ▪ 100 % of subjects in control group discharged within 170 hours (> 2 x increase) Severe Cases (N=20) All Cases (N= 25 ) Mean LOS (hours) P - value 0.0316 (Median) 46.03 77.99 Mean LOS (hours) P - value 0.0285 (Median) 51.00 89.89 Mean LOS, mITT and LOS>24 hrs Mean LOS, mITT and LOS> 36 hrs 16

Bronchiolitis (RSV) Phase 2 b trial Planned ▪ D ouble - blind, randomized ▪ 50 patients (2 - 12 months) with bronchiolitis (mainly RSV) ▪ Multi - site Design ▪ Treatment group: ▪ 160ppm NO/control 5x/day up to 5 days ▪ Control Group: Supportive treatment (O ₂ ) ▪ Followed by 3 follow up visits, after 2 & 3 weeks as well as 30 days post discharge Treatment ▪ 92 % saturation ▪ Length of hospital stay ▪ Disease severity (rate of clinical score improvement) ▪ Length of oxygen treatment Clinical Endpoints 17 ▪ Initiate H 1 2016 ▪ End H 2 2017

Cystic Fibrosis (CF) Overview ▪ Lifelong genetic disease causes excess mucus leading to respiratory distress and persistent lung infections ▪ Significant unmet medical need for non - antibiotic treatment for both bacterial and viral infections ▪ Population continues to be dramatically underserved during antibiotic off cycle as mandated by treatment protocol given antibiotic resistance 1,000 new cases diagnosed/year $48,000 mean cost per patient/year 30,000 people living with CF U.S. CF Market Data: Cystic Fibrosis Foundation ▪ Existing drugs only treat small subset of patients ▪ Oxygen support ▪ Bronchodilators ▪ Antibiotics Standard of Care 18

CF Phase 2 b Trial completed ▪ Open labeled , cohort, multi - center ▪ 9 patients aged ≥10 years old, diagnosed with CF with FEV1 (lung function) 30% - 85% ▪ Patients were in every other monthly off cycle of antibiotic(TOBI ®) Design ▪ 160 ppm NO 3 times a day, 5 days a week for two consecutive weeks ▪ Followed by two weekly visits Treatment ▪ Safety and tolerability ▪ MetHb levels ▪ Adverse events ▪ Efficacy ▪ Bacterial load reduction Clinical Endpoints 19

Cystic Fibrosis Phase 2 a Results: Bacteriology (4) ▪ Non - specific targeting of bacteria and fungi commonly manifest in CF patients ▪ Reduction in the total microbiological infection levels was over 60 % in total (1) In millions (CPU/ML) (2) In thousands (CPU/ML) (3) In hundreds (CPU/ML) (4) Graphs represent all bacteria that was found higher than 0 on day 1 420 440 460 480 500 Day 1 Day 9 CPU/ml Mean S.aureus (MSSA) 0 100 200 300 Day 1 Day 9 CPU/ml Aspergillus fumigatus 0 200 400 600 Day 1 Day 9 CPU/ml Achromobacter spp. 50 100 150 200 250 Day 1 Day 9 CPU/ml Mean P. aeruginosa P.aeruginosa (1) S.aureus (MSSA) (2) Aspergillus fumingatus (3) Achromobacter (2) N 6 2 1 1 Day 1 193 483 200 441 Day 9 73 428 0 25 %Decrease 62% 11% 100% 94% 20

Cystic Fibrosis Phase 2 a Results: Inflammation 21 Infection Lung & Airway Inflammation System Inflammation Exacerbation ▪ Elevated levels of C - Reactive Protein (CRP) marker in the blood indicates systemic inflammation ▪ All subjects with systemic inflammation showed decrease in CRP during NO treatment Three patients had systemic inflammation (CRP levels above 5 mg/L cutoff) Other six patients had CRP levels below 5 mg/L (not shown) 0 5 10 5 10 15 20 25 SC-04 SO01 SO02 Day m g / L

CF Phase 2 b Trial Planned ▪ Double - blind, randomized ▪ 30 patients aged ≥ 10 years old, diagnosed with CF with FEV 1 (lung function) 30% - 85% ▪ Patients in every other monthly off cycle of antibiotic(TOBI®) Design ▪ 160 ppm NO 3 times a day, 5 days a week for two consecutive weeks ▪ Followed by two weekly visits Treatment ▪ Lung Function Improvement ▪ Bacterial load reduction ▪ CRP level Clinical Endpoints 22 ▪ Initiate Q1 2016 ▪ End Q4 2016

Exploring additional indications 23

Hypertension During and Post Heart Surgery Overview ▪ 25% of all heart surgery patients have hypertension ▪ Low dose Nitric Oxide has proven efficacy based on off label usage ~ 25 % have hypertension >$1B total annual economic burden $ 10,000 mean cost per patient /year 500,000 Heart Surgeries /year U.S. Heart Surgery Hypertension Market ▪ Low dose NO used off label (Note: only available at select hospitals with NICUs) Standard of Care Lack of approved device and drug creates complications during surgery and implies liability 24

Broad Intellectual Property and Regulatory Exclusivity Orphan drug designation granted in US and EU 19 issued patents and 18 patent applications covering: ▪ NO antimicrobial delivery dose at concentration ranges from 80 - 400 ppm (covers therapeutic and antimicrobial range) ▪ Intermittent delivery ▪ Monitoring parameters and second - generation device (unique technology) ▪ Immunomodulation, prevention, device minimization 25

Key Patent Landscape (Exclusive & Broad) 26 US 7,485,324 Expires Sep 2024 Exclusive License to AIT Claims: 1. Method of treating biofilm and impair biofilm 2 . Conc. of gas > 100 ppm PCT/IL 2014 / 050225 / PCT/IB 2015 / 001920 (Global) Projected Expiry 2032 Owned by AIT Claims: Method to treat respiratory infections by using NO of Conc. of > 160 ppm PCT/IL2014/050811 / US 62/ 137,341 Projected Expiry 2035 Owned by AIT Claims: Methods to mix & deliver NO US 8,079,998 Expires Jun 2027 Exclusive License to AIT Claims : Method of delivery of NO US 8,518,457 Expires May 2025 Exclusive License to AIT Claims : Method of using NO as a Mucolytic agent or Expectorant

Key Patent Landscape 27 US 7,516,742 Expires Aug 2020 Licensed to AIT from Carefusion Claims: 1 . Method & delivery of Inhaled Nitric Oxide to Spontaneous - Breathing and Mechanically - Ventilated Patients with Intermittent Dosing 2 . Conc. of gas 80 - 400 ppm US 7, 955,294 Expires May 2025 Licensed to AIT from Carefusion Claims:1. Topical delivery of mammals to kill microbes 2 . Conc. of gas 160 - 400 ppm US 9,095,534 Expires May 2025 Licensed to AIT from Carefusion Claims: Intermittent NO delivery and delivery device

Upcoming Milestones Initiate Phase 2 b in CF (ex US) Initiate Phase 2b in RSV (ex US ) Complete Phase 2 b in CF Initiate Phase 2 in Pneumonia (ex US ) US IND activation Initiate Phase 3 in CF (US) Complete Phase 2 b in RSV H1 201 6 H 2 201 6 H1 201 7 H 2 201 7 28 Initiate Phase 2 in Asthma ( ex US)

Use of Proceeds 29 Task Budget Completing necessary preparations and conducting the following: Phase 2b study for NOxBR TM for the treatment of RSV $2.3 M Phase 2b study and initiating a Phase 3 clinical study for NOxCF TM for the treatment of CF $3.0 M Phase 2 study for NOxPN TM for the treatment of pneumonia $0.5 M Phase 2 study for NOxAST TM for the treatment of asthma $0.5 M Developing NOxSysBS TM for hospital use $1.5 M Exercising our option to acquire the Pulmonox patents $0.5 M Working capital and general corporate purposes, and possible in - licensing of additional product candidates Remainder

Cap Table (prior to IPO) 30 Common Shares 3,092,053 77% Warrants Outstanding 1 240,959 6 % Options Issued 2 228,310 6% Restricted Shares 3 438,420 11% Fully Diluted shares 3,999,742 100% 1 Weighted average exercise price $ 7.05 , based on an assumed Unit IPO price of $ 15.00 2 Excluding 177,317 ordinary shares reserved for future issuance under our equity incentive plan 3 Shares underlying restricted share units granted under our equity incentive plan

Investment Highlights Biopharmaceutical company developing novel, high concentration ( 160 ppm) inhaled Nitric Oxide (NO) platform with potential to eliminate microbial infections in lower respiratory tract 1 Successfully completed Phase 2 a studies for bronchiolitis, mainly caused by respiratory syncytial virus (RSV ) and cystic fibrosis (CF) Orphan Drug Designation obtained in US and EU for CF Clinical trials planned ▪ Phase 2 b in RSV and CF ▪ Phase 2 a in pneumonia and asthma NO Supply agreement with Praxair for clinical trials Robust IP with 19 issued patents and 18 patent applications Management team experienced in clinical development NO therapies 2 3 4 5 6 7 31

Contact Us: Amir Avniel , CEO amir@ait - pharm.com www.ait - pharm.com 32